Contact:	John A. Herrmann

VP, General Counsel and Secretary

Novavax, Inc.

240-268-2000

NOVAVAX ACQUIRES ISCONOVA; EXTENDS PUBLIC TENDER OFFER PERIOD
FOR REMAINING ISCONOVA SHAREHOLDERS

Rockville, MD (July 31, 2013)–/GlobeNewswire, Inc. /-Novavax, Inc. (NASDAQ: NVAX) announced today the number of shares and warrants tendered to it in its recommended public offer to acquire all issued and outstanding shares and warrants (warrants series 2005-I and 2005-II) of Isconova AB (“Isconova”), which was first communicated on June 4, 2013, (the “Offer”).

As of July 30, 2013, approximately 12,152,077 shares and all warrants issued by Isconova, corresponding to approximately 97.4 per cent of the shares and 100 per cent of the warrants issued by Isconova, respectively, have been validly tendered and not properly withdrawn. Novavax did not hold any shares or warrants in Isconova prior to the announcement of the Offer and has not acquired any shares or warrants in Isconova outside the Offer.

Given that greater than 90 per cent of the total number of shares on a fully diluted basis (including all issued warrants and stock options) have been validly tendered and not properly withdrawn, and that all other terms of the Offer have been fulfilled, Novavax declares the Offer unconditional and will complete the Offer and accept the securities tendered on July 30, 2013. Settlement is expected to begin on or before August 9, 2013.

In order to give holders of shares in Isconova additional time to accept the Offer, Novavax hereby extends the acceptance period in the Offer, to expire on 24:00, Central European Summer Time (6:00 pm Eastern Time) on August 20, 2013. Settlement for shares tendered during the extended acceptance period is expected to begin on or before August 27, 2013.

As Novavax holds more than 90 per cent of shares in Isconova, Novavax intends to initiate compulsory acquisition proceedings to acquire all remaining shares in Isconova in accordance with the Swedish Company’s Act and act to have the shares in Isconova de-listed from NASDAQ OMX First North Premier.

The Swedish prospectus, together with the United States (U.S.) prospectus included as part of the registration statement filed by Novavax to register the shares to be issued in the Offer, are available at Novavax’ webpage (www.novavax.com), at Pareto Öhman AB’s webpage (www.paretosec.com), and at Isconova’s webpage (www.isconova.com). Shareholders in Isconova considering the Offer should read the information in these documents because they will contain important information regarding the Offer. The Swedish prospectus, the U.S. prospectus, the information brochure and acceptance forms can also be ordered from Pareto Öhman AB by phone (+ 46 (0) 8 402 51 32). Shareholders in Isconova considering the Offer may obtain copies of all documents filed with the U.S. Securities and Exchange Commission (SEC) regarding the Offer, free of charge, at the SEC’s website (www.sec.gov).

This information was made public on July 31, 2013, at 08:00 CET.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.

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